Exhibit (n)(1)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form N-2 of the SunAmerica Senior Floating Rate Fund, Inc. (formerly the North American Senior Floating Rate Fund, Inc.) (Investment Company Act file No. 811-8727) of our report dated February 23, 2001 relating to the financial statements of North American Senior Floating Rate Fund, Inc., which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditors and Financial Statements" in the Statement of Additional Information, which are part of this Registration Statement.



/s/Deloitte & Touche LLP
Boston, Massachusetts
April 26, 2002